SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2009

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4400 Post Oak Pkwy, Suite 2700, Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

(713) 881-3600
(Registrant’s telephone number, including area code)

 Item 2.02.  Results of Operations and Financial Condition.

On March 23, 2009, Adams Resources & Energy, Inc., a Delaware corporation, issued a press release announcing financial results for the fourth quarter ended December 30, 2008.  A copy of the earnings release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.  The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date: March 23, 2009	By:/s/ Richard B. Abshire
Richard B. Abshire
Chief Financial Officer

                                Rick Abshire
                                    (713) 881-3609
                                        FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER 2008 EARNINGS

Houston (March 23, 2009) -- Adams Resources & Energy, Inc., (NYSE Amex -AE), announced an unaudited fourth quarter 2008 net loss of $6,332,000 or $1.50 per common share on revenues totaling $625,010,000.  This compares to unaudited fourth quarter 2007 net earnings of $2,003,000 or $.47 per share on revenues of $879,813,000. The net result for the full year of 2008 was a loss totaling $5,572,000 or $1.32 per share on revenues of $4,159,672,000.   The Company paid an annual cash dividend of $.50 per share during the fourth quarter of 2008 which was a 6.4 percent increase over the 2007 annual dividend.  Net cash provided by operating activities totaled $13,639,000 for 2008 versus $9,201,000 in 2007.  The Company continues to have no bank debt or other forms of debenture obligations.  Cash balances at December 31, 2008 totaled $18,208,000.

A summary of operating results follows:

	Fourth Quarter
	2008	2007

Operating Earnings (Loss)
Marketing	$(3,899,000)	$6,618,000
Transportation	499,000	809,000
Oil and gas	(5,955,000)	(2,272,000)
Administrative expenses	(2,209,000)	(3,483,000)
	(11,564,000)	1,672,000
Interest income, net	173,000	416,000
Income tax benefit (provision)	5,059,000	(85,000)

Net earnings (loss)	$(6,332,000)	$2,003,000

Chairman, K. S. “Bud” Adams, Jr., attributed the 2008 fourth quarter loss to an approximate 50 percent decline in crude oil prices during the period.  Such declines lead to approximately $12.2 million in pre-tax non-cash write downs of capitalized oil and gas property costs and crude oil inventory values.   The Company also announced that during 2008, it participated in the drilling of 28 wells of which 19 wells were successful with nine dry holes.  Oil and gas reserve extensions, discoveries and other reserve additions for 2008 replaced 153 percent of production on an equivalent barrel basis.
…………………………………………………
The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and demand for chemical based trucking services, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current and future items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) successful completion of drilling activity, (r) financial soundness of customers and suppliers, and (s) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$4,159,672	$2,636,222	$625,010	$879,813

Costs, expenses and other	(4,170,230)	(2,610,708)	(636,401)	(877,725)
Income tax benefit (provision)	4,986	(8,458)	5,059	(85)

Net earnings (loss)	$(5,572)	$17,056	$(6,332)	$2,003

Basic and diluted net earnings (loss)
per common share	$(1.32)	$4.04	$(1.50)	$.47

Dividends per common share	$.50	$.47	$.50	$.47

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Cash	$18,208	$23,697
Other current assets	151,158	288,196
Total current assets	169,366	311,893

Net property & equipment	35,586	39,698
Deposits and other assets	5,974	5,484
	$210,926	$357,075
LIABILITIES AND EQUITY
Total current liabilities	$127,807	$261,321
Long-term debt	-	-
Deferred taxes and other	1,358	6,312
Shareholders’ equity	81,761	89,442
	$210,926	$357,075